Exhibit 99.1


              Green Plains Renewable Energy, Inc. ("GPRE") to Begin
                      Trading on the NASDAQ Capital Market.

Las Vegas, NV, March 14, 2006 (Market Wire) Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) today announced that representatives of NASDAQ have informed the lead market maker of the Company that on Wednesday, March 15, 2006, the Common Shares of GPRE will commence trading on the NASDAQ Capital Market at 10:00 AM Eastern Time. Bids and Offers will be accepted beginning at 9:45 AM.

GPRE is building a 50 million gallon per year fuel grade ethanol plant in Shenandoah, Iowa. Fagen, Inc. of Granite Falls, MN is our Design-Builder. ICM of Colwich, KS are our process engineers. GPRE entered into a Design Build contract with Fagen, Inc. and ICM to build the Plant in the later part of January. An 8-K was filed with the Securities and Exchange Commission immediately thereafter concerning this action. That filing can be read in its entirety at the SEC's website.

GPRE is presently working to obtain all of the necessary permits (some of which have already been obtained) to begin construction and is in the process of preparing the site for Fagen to take over. Mathiowitz Construction of Sleepy Eye, MN recently commenced the grading and dirt work at the site. It is anticipated that the actual construction of the plant will commence within the next 90 days.

As noted in our recently filed 10-K, in February we acquired Superior Ethanol, LLC. Superior Ethanol has options to purchase at least 135 acres of land near Superior, Iowa. We have also acquired an option to purchase up to 88 acres in Atlantic, Iowa. It is our intention to build 50 to 100 million gallon ethanol plants in both of these new locations. However, no assurance can be given at this time that we will be successful in our attempts to build at either location.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. GPRE may experience significant fluctuations in future operating results due to a number of economic conditions, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in GPRE's SEC filings. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect GPRE and its operations, are included on certain forms GPRE has filed with the SEC. GPRE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Green Plains Renewable Energy, Inc. -  www.gpreethanol.com
Contact: Green Plains Renewable Energy, Inc. - 702.363.9307